Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER RESULTS

NET EARNINGS UP 77 PERCENT TO $526 MILLION

EARNINGS PER SHARE UP 75 PERCENT TO $1.17

PLYMOUTH, MN, September 28, 2011 – The Mosaic Company (NYSE: MOS) reported first quarter fiscal year 2012 net earnings of $526 million, up 77 percent from $298 million in the prior year quarter. Earnings per diluted share were $1.17 in the quarter, up 75 percent from $0.67 per diluted share in the prior year period. Mosaic’s net sales in the first quarter of fiscal 2012 were $3.1 billion, a 41 percent increase from $2.2 billion in the same period last year.

“We just completed another excellent quarter for Mosaic,” said Jim Prokopanko, president and chief executive officer of Mosaic. “Strong agricultural markets combined with our strength in execution are leading to excellent financial results, including the second highest gross margin for a first quarter in our history.

“Our confidence in the long-term demand prospects for our products remains high. Our multi-year, multi-billion dollar potash expansion remains on time and on budget, positioning us to reap benefits from long-term growth in potash demand. Our Phosphates team continues to show results from their operational excellence efforts, growing the value of our Phosphates business. We are successfully maintaining our low-cost position, and developing new products that create value for our customers. This allows us to successfully capitalize on the long-term growth in phosphate demand,” added Prokopanko.

Mosaic’s gross margin for the first quarter of fiscal 2012 was $848 million, or 28 percent of net sales, compared to $505 million, or 23 percent of net sales, a year ago. First quarter operating earnings were $730 million, an increase of 78 percent compared to $410 million a year ago. The increase in gross margin and operating earnings was driven primarily by higher selling prices and improved potash operating rates partially offset by increased phosphates raw material costs.

Cash flow provided by operating activities in the first quarter of fiscal 2012 was $554 million compared to $556 million in the prior year. Increases in cash flow due to net earnings were offset by the impact of changes in customer prepayments. Capital expenditures totaled $391 million in the quarter. Mosaic’s total cash and cash equivalents, net of debt as of August 31, 2011, was $3.2 billion, up from $1.0 billion a year ago.

Subsequent to the quarter, the Company facilitated an underwritten public secondary offering of 20.7 million shares held by the Margaret A. Cargill trusts, as part of the planned orderly distribution of shares formerly owned by Cargill, Inc. Mosaic’s inclusion in the S&P 500 on September 23, 2011, created increased market demand for the Company’s shares, allowing the trusts to further divest their Mosaic holdings. As part of the split-off, the Company committed to facilitate the sale of 157 million shares through August 2012. Assuming closing of the latest transaction as scheduled, on September 29, 2011, only 21.3 million of those shares remain to be sold.

Business Highlights

•	Several notable expense items lowered pre-tax results by $26 million, or $0.04 per share after tax, as detailed in a table at the end of this release

•

Mining production significantly improved with phosphate rock production higher by 470,000 tonnes, or 20 percent, and potash production higher by 415,000 tonnes, or 29 percent, over the same period last year

•	Customer demand for MicroEssentials®, a premium phosphate product, is up with production of 397,000 tonnes during the quarter, up 104 percent from 195,000 tonnes a year ago

•	The Company announced it will begin production of Nexfos™, a new granulated feed-grade phosphate product

•	The Company continues to make progress with its potash expansions. Capital spending on potash expansions exceeded $200 million during the quarter

•	In conjunction with Standard & Poor’s announcement that it would add Mosaic to the S&P 500 index last week, the Company facilitated the sale of 20.7 million shares by the Margaret A. Cargill trusts

•

The Company’s Environmental, Health and Safety management system received ISO certification for its ability to identify risks, take mitigating actions and continuously improve processes. The Company is the only North American crop nutrient producer to meet the high standards required to achieve this recognition

•	In North America and Asia, the Company achieved a Net Promoter Score® in the excellent range, an indicator of high customer satisfaction

Potash

Potash Results	1Q FY12 Actual	1Q FY12 Guidance

Average MOP selling price	$446	$430 to $455

Sales volume	1.8 million tonnes	1.7 to 1.9 million tonnes

Potash production	81% of operational capacity	75% to 85% of operational capacity

“Our Potash business continues to generate great returns,” said Prokopanko. “We accelerated our summer maintenance work, driving higher operating rates to meet strong demand. To meet future expected demand growth, we continue to successfully execute our five million tonne expansion plan, with material new capacity expected to come on-line in fiscal 2013.”

Net sales in the Potash segment totaled $873 million for the first quarter, up 40 percent compared to $622 million a year ago. Gross margin was $444 million, or 51 percent of net sales, compared to $257 million, or 41 percent of net sales, a year ago. Operating earnings were $402 million, up 84 percent compared to $218 million in the prior year. The increase in gross margin and operating earnings was primarily the result of increased selling prices and higher operating rates. Gross margin excluding resource taxes, a measure comparable to certain peer reporting, was 62 percent in the first quarter compared to 50 percent a year ago.

The average first quarter MOP selling price, FOB plant, was $446 per tonne, up from $331 a year ago. The Potash segment’s total sales volumes for the first quarter were 1.8 million tonnes, compared to 1.7 million tonnes last year, with 51 percent being sold through Canpotex in the quarter.

Potash production was 1.9 million tonnes, or 81 percent of operational capacity, an increase from 1.4 million tonnes, or 62 percent of operational capacity a year ago.

Phosphates

Phosphate Results	1Q FY12 Actual	1Q FY12 Guidance

Average DAP selling price	$576	$560 to $590

Sales volume	3.2 million tonnes	3.0 to 3.3 million tonnes

Processed phosphate production	89% of operational capacity	>85% of operational capacity

“Global demand for phosphate continues to grow, and we are operating near full capacity to meet customer requirements,” stated Prokopanko. “In this environment, finished product prices moved up. One example is the new India contract with PhosChem with pricing up $65 per tonne compared to six months ago. The benefits of higher prices were partially offset by increased costs for raw materials. Our mining performance was excellent allowing us to offset much of the impact of the South Fort Meade injunction. Our Phosphates team continues to focus on driving value by improving our mining efficiency, maintaining our low-cost position and meeting the growing demand for our premium products.”

Net sales in the Phosphates segment were $2.2 billion for the first quarter, up 40 percent compared to $1.6 billion last year. Gross margin was $410 million, or 18 percent of net sales, compared to $245 million, or 15 percent of net sales, for the same period a year ago. Operating earnings were $333 million, up 87 percent compared to $178 million last year. The increase in gross margin and operating earnings was primarily due to increased selling prices partially offset by higher raw material costs.

The average first quarter DAP selling price, FOB plant, was $576 per tonne, compared to $431 a year ago. Phosphates segment total sales volumes were 3.2 million tonnes, compared to 3.1 million tonnes a year ago.

Mosaic’s North American finished phosphate production was 2.2 million tonnes, or 89 percent of operational capacity, comparable to the same period a year ago. Phosphate rock production was 2.8 million tonnes during the first quarter compared to 2.3 million tonnes a year ago due to a 37 percent year-over-year increase in production at the Four Corners mine, up 512,000 tonnes.

Other

Selling, general and administrative expenses (SG&A) were $101 million for the first quarter, an increase from $88 million a year ago. Other operating expenses were $18 million for the first quarter compared to $6 million a year ago. The increase in other operating expenses was due mainly to costs associated with the recent Cargill transaction. Income tax expense was $205 million for the first quarter resulting in an effective tax rate of 28 percent, compared to $110 million, or 27 percent, for the same period last year.

Financial Guidance

“Despite global economic uncertainty, we expect continued strong demand for crop nutrients,” Prokopanko said. “This is driven by the urgent need to replenish global grain and oilseed stocks. To meet this demand, farmers will strive for higher yields to generate the record harvests required over the next several years. We believe phosphate and potash application will be critical to generate these record harvests.”

Total sales volumes for the Potash segment are expected to range from 1.7 to 2.1 million tonnes for the second quarter of fiscal 2012. Mosaic’s realized MOP price, FOB plant, for the second quarter of fiscal 2012 is estimated to range from $440 to $465 per tonne. Total sales volumes for the Phosphates segment are expected to range from 3.1 to 3.5 million tonnes for the second quarter of fiscal 2012. Mosaic’s realized DAP price, FOB plant, for the second quarter of fiscal 2012 is estimated to range from $600 to $625 per tonne.

The second quarter operating rate in the Potash segment is expected to range from 80 percent to 90 percent of operational capacity as planned annual maintenance activities continue at a diminished rate. The Company’s operating rate at its North American phosphate operations is expected to exceed 85 percent of operational capacity during its second quarter.

Previously disclosed 2012 guidance for capital spending, SG&A, Canadian resource taxes and royalties, and effective income tax rate have not changed:

•	Total capital spending for fiscal 2012 is expected to range from $1.6 to $1.9 billion

•	SG&A are estimated to range from $400 to $430 million

•	Canadian resource taxes and royalties are expected to range from $420 to $470 million

•	The effective income tax rate is estimated in the upper 20 percent range

Canadian resource taxes and royalties are included as a component of cost of goods sold in the Company’s consolidated income statement.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, September 29, 2011 at 10:00 a.m. EDT to discuss first quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; further developments in the lawsuit involving the tolling agreement at the Company’s Esterhazy, Saskatchewan, potash mine, including settlement or orders, rulings, injunctions or other actions by the court, the plaintiff or others in relation to the lawsuit; the effectiveness of our processes for managing our strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including among others asset retirement, environmental remediation, reclamation or other environmental regulation or Canadian resource taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###

For the first quarter of fiscal 2012, the Company recorded the following notable expense items:

Description	Segment	Line item	Amount (in millions)	EPS impact (fully diluted)

Unrealized loss on derivatives	Phosphates	Cost of goods sold	$4	$0.01

Unrealized loss on derivatives	Potash	Cost of goods sold	9	0.01

Unrealized loss on derivatives	Consolidated	Foreign currency transaction loss	5	0.01

Cargill transaction expenses	Corporate	Other operating expense	8	0.01

			$26	$0.04

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31,
	2011	2010

Net sales	$3,083.3	$2,188.3
Cost of goods sold	2,235.1	1,683.6

Gross margin	848.2	504.7
Selling, general and administrative expenses	101.1	88.1
Other operating expenses	17.5	6.3

Operating earnings	729.6	410.3
Interest income (expense), net	5.1	(7.0)
Foreign currency transaction gain (loss)	(5.7)	2.0
Other income (expense)	0.7	(0.6)

Earnings from consolidated companies before income taxes	729.7	404.7
Provision for income taxes	205.1	109.6

Earnings from consolidated companies	524.6	295.1
Equity in net earnings of nonconsolidated companies	1.8	3.8

Net earnings including noncontrolling interests	526.4	298.9
Less: Net earnings attributable to noncontrolling interests	0.4	1.2

Net earnings attributable to Mosaic	$526.0	$297.7

Basic net earnings per share attributable to Mosaic	$1.18	$0.67

Diluted net earnings per share attributable to Mosaic	$1.17	$0.67

Basic weighted average number of shares outstanding	446.6	445.5
Diluted weighted average number of shares outstanding	447.9	446.9

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	August 31,	May 31,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$4,038.0	$3,906.4
Receivables, net	784.6	926.0
Inventories	1,402.0	1,266.4
Deferred income taxes	223.5	277.8
Other current assets	309.7	308.3

Total current assets	6,757.8	6,684.9
Property, plant and equipment, net of accumulated depreciation of $3,087.1 million and $2,975.8 million, respectively	6,890.9	6,635.9
Investments in nonconsolidated companies	433.1	434.3
Goodwill	1,895.7	1,829.8
Deferred income taxes	4.7	6.5
Other assets	198.6	195.5

Total assets	$16,180.8	$15,786.9

Liabilities and Equity
Current liabilities:
Short-term debt	$13.6	$23.6
Current maturities of long-term debt	74.1	48.0
Accounts payable	903.1	941.1
Accrued liabilities	723.0	843.6
Deferred income taxes	70.1	72.2

Total current liabilities	1,783.9	1,928.5
Long-term debt, less current maturities	737.4	761.3
Deferred income taxes	579.7	580.1
Other noncurrent liabilities	841.1	855.1
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of August 31, 2011 and May 31, 2011	—	—
Class A common stock, $0.01 par value, 275,000,000 shares authorized, 57,768,374 issued and outstanding as of August 31, 2011 and May 31, 2011, respectively	0.6	0.6
Class B common stock, $0.01 par value, 200,000,000 shares authorized, 112,991,398 shares issued and outstanding as of August 31, 2011 and May 31, 2011, respectively	1.1	1.1
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 287,922,721 shares issued and 275,884,259 shares outstanding as of August 31, 2011, 287,851,416 shares issued and 275,812,954 shares outstanding as of May 31, 2011	2.8	2.8
Capital in excess of par value	2,610.3	2,596.3
Retained earnings	8,834.2	8,330.6
Accumulated other comprehensive income	769.2	710.2

Total Mosaic stockholders’ equity	12,218.2	11,641.6
Noncontrolling interests	20.5	20.3

Total equity	12,238.7	11,661.9

Total liabilities and equity	$16,180.8	$15,786.9

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31,
	2011	2010
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$526.4	$298.9
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	120.3	104.7
Deferred income taxes	52.6	(30.4)
Equity in loss (earnings) of nonconsolidated companies, net of dividends	0.7	(3.8)
Accretion expense for asset retirement obligations	7.1	7.1
Share-based compensation expense	13.8	13.1
Unrealized loss on derivatives	17.3	15.7
Other	(0.5)	1.0
Changes in assets and liabilities:
Receivables, net	130.6	41.3
Inventories, net	(135.8)	(42.3)
Other current and noncurrent assets	1.5	61.9
Accounts payable	(34.2)	(27.5)
Accrued liabilities and income taxes	(130.0)	116.2
Other noncurrent liabilities	(15.5)	0.3

Net cash provided by operating activities	554.3	556.2
Cash Flows from Investing Activities:
Capital expenditures	(391.4)	(294.7)
Restricted cash	(1.5)	—
Investments in nonconsolidated companies	—	(385.3)
Other	0.4	(1.6)

Net cash used in investing activities	(392.5)	(681.6)
Cash Flows from Financing Activities:
Payments of short-term debt	(25.3)	(90.9)
Proceeds from issuance of short-term debt	15.3	83.7
Payments of long-term debt	(1.8)	(3.7)
Proceeds from issuance of long-term debt	5.3	—
Proceeds from stock options exercised	1.2	1.5
Cash dividends paid	(22.4)	(22.3)
Other	(1.1)	(1.3)

Net cash used in financing activities	(28.8)	(33.0)
Effect of exchange rate changes on cash	(1.4)	(1.9)

Net change in cash and cash equivalents	131.6	(160.3)
Cash and cash equivalents - beginning of period	3,906.4	2,523.0

Cash and cash equivalents - end of period	$4,038.0	$2,362.7

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized of $14.4 million and $12.4 million as of August 31, 2011 and 2010, respectively)	$13.9	$32.9
Income taxes (net of refunds)	150.1	77.2

Condensed Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended		Increase/
	August 31,		(Decrease)
	2011	2010	Amount	%

Net sales:
Phosphates(a)	$2,219.8	$1,581.1	$638.7	40%
Potash	873.0	621.9	251.1	40%
Corporate/Other(b)	(9.5)	(14.7)	5.2	(35%)

	$3,083.3	$2,188.3	$895.0	41%

Gross margin:
Phosphates	$409.6	$245.0	$164.6	67%
Potash	444.4	256.7	187.7	73%
Corporate/Other(b)	(5.8)	3.0	(8.8)	(293%)

	$848.2	$504.7	$343.5	68%

Operating earnings (loss):
Phosphates	$333.3	$178.0	$155.3	87%
Potash	402.0	218.0	184.0	84%
Corporate/Other(b)	(5.7)	14.3	(20.0)	(140%)

	$729.6	$410.3	$319.3	78%

Depreciation, depletion and amortization:
Phosphates	$64.6	$61.1	$3.5	6%
Potash	53.2	40.0	13.2	33%
Corporate/Other	2.5	3.6	(1.1)	(31%)

	$120.3	$104.7	$15.6	15%

(a)	Includes PhosChem sales for its other member of $233 million and $154 million for the three months ended August 31, 2011 and 2010, respectively. PhosChem is a consolidated subsidiary of Mosaic.
(b)	Includes elimination of intersegment sales.

Key Statistics

The Mosaic Company	(unaudited)

	Three months ended		Increase/
	August 31,		(Decrease)
	2011	2010	Amount	%
Sales volume (in thousands of metric tonnes):
Phosphates Segment
Phosphates
Crop Nutrients(a):
North America	864	854	10	1%
International	1,000	1,083	(83)	(8%)
Crop Nutrient Blends(b)	795	699	96	14%
Feed Phosphates	152	121	31	26%
Other (c)	367	305	62	20%

Total Phosphates Segment(a)	3,178	3,062	116	4%

Potash Segment
Potash
Crop Nutrients(d):
North America	613	677	(64)	(9%)
International	1,043	850	193	23%
Non agricultural	164	151	13	9%

Total Potash Segment	1,820	1,678	142	8%

Production volume (North America)
(in thousands of metric tonnes):
Phosphates(e)	2,163	2,158	5	0%
Potash	1,855	1,440	415	29%

Average selling price per tonne:
DAP(f)	$576	$431	$145	34%
Crop Nutrient Blends(b) (g)	590	408	182	45%
MOP - North America(f) (i)	520	356	164	46%
MOP - International(f)	400	272	128	47%
MOP - Average(f)	446	331	115	35%

Average cost per unit:
Ammonia (metric tonne)	$551	$391	$160	41%
Sulfur (long ton) (North America)	232	152	80	53%

Canadian resource taxes and royalties(h)	$96	$52	$44	85%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and nitrogen products sold outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.
(i)	Prices exclude industrial and feed sales

Selected Non-GAAP Financial Measures and Reconciliations

The Mosaic Company	(unaudited)

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended August 31,
	2011	2010
Sales	$873.0	$621.9
Gross margin	444.4	256.7
Canadian resource taxes and royalties (“CRT”)	95.5	52.2

Gross margin, excluding CRT	$539.9	$308.9

Gross margin percentage, excluding CRT	61.8%	49.7%

The Company’s margins are further reduced by the impact of a third party tolling agreement.

The Company has presented above gross margin excluding Canadian resource taxes and royalties (CRT) for its potash segment which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that our calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, Mosaic’s management believes that our presentation of gross margin excluding CRT for the potash segment affords them greater transparency in assessing our financial performance against competitors. Gross margin excluding CRT should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.